Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333- 227491 and 333- 227513 on Form S-3 and Registration Statement Nos. 333- 213888, 333- 220517, 333- 227490, 333- 233499, and 333- 236925 on Form S-8 of our reports dated September 23, 2020, relating to the financial statements of Nutanix, Inc. and its subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended July 31, 2020.
/s/ DELOITTE & TOUCHE LLP

San Jose, California
September 23, 2020